         EX-99.B(a)asartsupp2

ARTICLES SUPPLEMENTARY
TO
ARTICLES OF INCORPORATION
OF
WADDELL & REED ADVISORS ASSET STRATEGY FUND, INC.

         Waddell & Reed Advisors Asset Strategy Fund, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland in Baltimore, Maryland (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, at a meeting held on August 13, 2008, adopted resolutions authorizing the reallocation of shares of the capital stock of the Corporation.

         SECOND: The capital stock of the Corporation is divided into series and classes and there are no changes in the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as shares of capital stock as set forth in the Corporation's Articles of Incorporation.

         THIRD: Pursuant to the authority vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Incorporation of the Corporation, the Board of Directors has heretofore duly designated, in accordance with Maryland General Corporation Law, the aggregate number of shares of capital stock which the Corporation is authorized to issue at One Billion (1,000,000,000) shares of capital stock, (par value $0.01 per share), amounting in the aggregate to a par value of Ten Million Dollars ($10,000,000.00). Such shares have heretofore been classified by the Board of Directors among the series of the Corporation as follows:

Class A	500,000,000 shares
Class B	100,000,000 shares
Class C	100,000,000 shares
Class Y	300,000,000 shares

         FOURTH: Pursuant to the authority vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Incorporation, the Board of Directors, in accordance with Maryland General Corporation Law, now duly redesignates and reclassifies the capital stock of the Corporation among the series of the Corporation and classes thereof as follows:

Class A	600,000,000 shares
Class B	100,000,000 shares
Class C	100,000,000 shares
Class Y	200,000,000 shares

The aggregate number of shares of all classes of stock of the Corporation remains at One Billion (1,000,000,000) shares of capital stock, the par value remains at $0.01 per share and the aggregate value of all authorized stock remains Ten Million Dollars ($10,000,000.00).

         FIFTH: The Corporation is registered with the Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940, as amended.

         IN WITNESS WHEREOF, the undersigned Secretary of the Corporation hereby executes these Articles Supplementary on behalf of the Corporation this 13th day of August, 2008.

WADDELL & REED ADVISORS
ASSET STRATEGY FUND, INC.

/s/Mara Herrington
Mara Herrington, Secretary
(Corporate Seal)

Attest:	/s/Megan E. Bray
Megan E. Bray, Assistant Secretary

         The undersigned, Secretary of Waddell & Reed Advisors Asset Strategy Fund, Inc. who executed on behalf said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

By:	/s/Mara Herrington
Mara Herrington, Secretary